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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

EFFECTIVE DATE:     July 1, 1997

EMPLOYER:           THE ORLANDO PREDATORS ENTERTAINMENT, INC.
                    a Florida corporation

EMPLOYEE:           JACK YOUNGBLOOD

PURPOSE:

     Employer owns, manages and operates a professional arena football franchise known as the Orlando Predators and located in Orlando, Florida (the "Business"). Employer desires to employ Employee as President and Employee desires to accept such employment, on the terms, covenants and conditions set forth in this Employment Agreement (this "Agreement").

AGREEMENTS:

     For the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, Employer and Employee agree as follows:

1.   EMPLOYMENT; DUTIES.

          1.1 Subject to and in accordance with this Agreement, Employer employs Employee as the President of Employer and Employee accepts employment with Employer subject to the general supervision and pursuant to the orders, advice and direction of Employer. In such capacity, Employee shall be responsible for the overall and day-to-day operations of the Business.

          1.2 Employee shall use his best efforts and devote his full time to the performance of all the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement. Such duties shall be rendered in Orlando, Florida and at such other places as Employer and Employee shall mutually agree upon.

          1.3 Employee represents and warrants that there are no agreements or arrangements, written or oral, in effect which would prevent Employee from rendering services to Employer during the term of this Agreement.

          1.4 Nothing herein contained shall be construed to create a partnership or joint venture between Employer and Employee. Neither party hereto shall be liable for the debts or obligations of the other unless expressly assumed in writing and signed by the parties hereto.

     2. TERM. This Agreement shall become effective on the date first written above and, unless terminated sooner pursuant to Section 5, continue through June 30, 2000 (the "Initial Term"). Employer shall have the right and option, but not the obligation, to extend the Initial Term through

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December 31, 2001 (the "Extension Term"), subject to the termination provisions of Section 5 below and the other terms and provisions of this Agreement, by giving Employee written notice of the extension to Employee on or before September 1, 2001.

     3.   COMPENSATION AND OTHER BENEFITS.

          3.1 COMPENSATION. For services rendered to Employer hereunder, in whatever capacity rendered, Employee shall have and receive, subject to withholding and other applicable taxes, the following:

               (a) A salary during the Initial Term as set forth on the attached Exhibit "A" (the "Base Salary"), which Base Salary will be payable monthly, in arrears in two equal monthly installments;

               (b) A commission calculated and payable pursuant to the provisions set forth on the attached Exhibit "A"; and

               (c)  Ten tickets to each home game played by the Franchise.

          3.2 STOCK OPTIONS. Employer shall grant to Employee stock options to purchase 34,500 shares of no par value, voting common stock of Employer, to be issued pursuant to Employer's stock option plan and to be evidenced by the stock option agreement in form and content required by Employer's stock option plan and providing for an exercise price equal to the fair market value of the shares on the date of grant (being July 1, 1997) and for the vesting of the right to purchase the shares as follows: one third shall become vested on July 1, 1998, one third shall become vested on July 1, 1999 and the remaining one third shall become vested on July 1, 2000.

          3.3 BUSINESS EXPENSES. Upon submission of proper documentation, Employer shall pay or reimburse Employee for all reasonable and necessary office, telephone, travel and other expenses incurred by him in the pursuit of his duties on behalf of Employer.

          3.4 EMPLOYEE BENEFITS. Employee shall be entitled to participate in any other bonus, stock option, incentive compensation, deferred compensation, group medical and dental insurance plans or other plans or programs and to receive any other benefits for which he is eligible and which Employer may provide its employees generally or its officers specifically. Specifically, without limiting the generality of the foregoing, Employer shall pay 100% of the health insurance premiums attributable to a group medical insurance policy for Employee, his spouse and his dependent children.

          3.5 AUTOMOBILE ALLOWANCE. As part of a sponsorship package with a sponsor of the franchise, Employee shall be entitled to negotiate and, upon approval of Employer's Board of Directors, execute an automobile lease for Employee's use in the pursuit of his duties on behalf of Employer. In connection therewith, Employer shall bear all lease payments and all expenses for taxes, license, insurance, ordinary maintenance, oil, antifreeze, lubricants, and other ordinary


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expenditures incurred in the operation of said automobile.  Employee shall be solely responsible for individual fines and penalties for parking, traffic and speeding violations, and shall return the automobile to Employer upon the termination of this Agreement or the automobile lease, in good condition, reasonable wear and tear excepted.

          3.6 VACATION. At such reasonable times as Employer shall in its sole discretion permit, Employee shall be entitled, without loss of pay, to absence himself voluntarily from the performance of his employment under this Agreement. Employee shall be entitled to such period of absence of not more than four weeks for each twelve month period under this Agreement.

     4. FACILITIES. Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, offices, secretarial help, and other services and supplies as it deems necessary for Employee's performance of his duties under this Agreement, as established from time to time by Employer.

     5.   TERMINATION.

          5.1 This Agreement and Employee's employment hereunder may be terminated at any time:

          (a) By Employee upon the material breach by Employer of any of the material provisions of this Agreement.

          (b) By Employer for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) conduct on the part of Employee which is intended to result directly or indirectly in substantial gain or personal enrichment at the expense of Employer; (ii) the material breach by Employee of any of the provisions of this Agreement; or (iii) the failure by Employee to substantially perform his duties hereunder.

Further, this Agreement and Employee's employment hereunder shall automatically terminate upon the death or disability of Employee or the bankruptcy of Employer or the discontinuance of Employer's Business.

          5.2 Notwithstanding the termination of this Agreement or of Employee's employment hereunder, the parties hereto shall be required to carry out any provision hereof which contemplate performance by them subsequent to such termination, nor shall such termination affect any liability or obligation which has accrued prior to such termination, including but not limited to, accrued but unpaid compensation and any liability for loss or damage on account of default.

          5.3 Following any termination of employment hereunder, or notice thereof, Employee shall fully cooperate with Employer in all matters relating to the winding up of his pending work on behalf of Employer and the orderly transfer of any such pending work to other employees of Employer as may be designated by Employer. In consideration thereof, Employer shall pay Employee for any services rendered post-termination at a rate equivalent to the hourly rate


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payable to Employee during the Initial Term or the Extension Term, as applicable, during which the termination occurred.

          5.4 Upon termination of this Agreement, or whenever requested by Employer, Employee shall immediately turn over to Employer all of Employer's property, including all items used by Employee in rendering services hereunder, that may be in Employee's possession or under his control.

     6.   COVENANT NOT TO COMPETE; DISCLOSURE OF INFORMATION.

          6.1  SOLICITATION.

               6.1.1 In the event that Employee terminates this Agreement in breach of the terms and provisions hereof, then for a period of six months after the date of such termination in breach of this Agreement, Employee shall not, whether alone or as a partner, officer, director, employee or shareholder (or other holder of an equity interest) of, or consultant, advisor or lender to, any other corporation, partnership or other entity, or as a trustee, fiduciary or other representative, solicit Employer's customers with respect to, engage in or have any interest, including as a creditor, in any person, partnership, corporation, association, or other business entity, whether as employee, officer, director, agent, consultant, stockholder or holder of any right to any form of equity ownership, or otherwise, that engages in the business of owing, operating or managing professional football teams or leagues.

               6.1.2 Employee shall not, during or for a period of six (6) months after the term of this Agreement, solicit any employee, sales representative or independent contractor of Employer for employment by any person, firm, partnership, corporation, association or other entity for any reason or purpose allied or related to the Business whatsoever.

          6.2  NON DISCLOSURE.

               6.2.1 Employee hereby recognizes and acknowledges that: (i) Employee will be making use of, acquiring, and/or adding to proprietary information of a special and unique nature and value relating to and including, but not limited to, such matters Employer's trade secrets, systems, procedures, manuals, confidential reports, lists of suppliers, research and development projects, policies, processes, formulas, techniques, know-how and facts relating to sales, advertising, mailing, promotions, financial matters, customers, customer lists, purchases or requirements or other methods used and preferred by Employer in its operations, (ii) Employer will disclose certain proprietary information to Obligor including, but not limited to, the details of any statistical or financial data, the operations and structure of the business of Employer, and manuals, forms, techniques, methods or procedures of Employer used by or made available to Employee in the course of Employee's employment (the information referenced to in paragraphs 6.2.1 (i) and (ii) above are hereinafter collectively referred to as the "Proprietary Information").


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               6.2.2  Employee hereby recognizes and acknowledges that the
Proprietary Information is a valuable, special and unique asset of Employer's business.

               6.2.3 Employee will not at any time, directly or indirectly make use of, divulge or disclose any of the Proprietary Information or any part thereof for any purpose whatsoever to any person, firm, corporation, association or other entity for any reason or purpose whatsoever that has been obtained by, or disclosed to, him as a result of his relationship with Employer. Immediately upon request by Employer, Employee shall return to Employer any and all materials relating to Proprietary Information.


     6.3  ACKNOWLEDGMENT.

               6.3.1  Employee acknowledges that the covenants contained in this
Section 6 are a material inducement for Employer to enter into this Agreement and to perform its obligations hereunder and that the services Employee is to render to Employer hereunder are of a special and unusual character with a unique value to Employer. Employee acknowledges that it would take at least six
(6) months for Employer to retain and train personnel to replace Employee. Accordingly, Employee acknowledges that the restrictions contained in this
Section 6 are reasonably necessary for the protection of Employer's business and that a breach of any such restrictions could not adequately be compensated by damages in an action at law.

               6.3.2 In the event of a breach or threatened breach by Employee of any provision contained in this Section 6, Employer shall be entitled to obtain, by posting an appropriate bond, an injunction (preliminary or permanent, or a temporary restraining order) restraining Employee from the activity or threatened activity constituting or that would constitute a breach.

               6.3.3 In the event of a breach by Employee of any provision contained under this Section 6, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Employee, directly or indirectly, has realized and/or may realize as a result of, arising out of or in connection of any such breach.

               6.3.4 The remedies provided in this Section 6 shall be in addition to, and not in lieu of, any and all other remedies of Employer at law or in equity.

     7.   MISCELLANEOUS.

          7.1 NOTICE. Notices required or permitted to be given hereunder shall be sufficient if in writing, and delivered or deposited in the mail, postage prepaid, certified mail, return receipt requested (or the equivalent in a foreign country), addressed, if to Employer, at its principal place of business and, if to Employee, at the address set forth in Employer's employee records or to such other address as may be designated in writing hereafter by either party hereto. All notices hereunder shall be effective: (a) five (5) days after deposit in the mail; or (b) upon delivery, if delivered in person or by commercial express service.


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          7.2  BURDEN.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of any successor of Employer and any such successor shall be deemed substituted for Employer under the terms of this Agreement. As used in this Agreement, the term "4 successor" shall mean any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or business of Employer.

          7.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to the employment of Employee and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the parties intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the parties against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

          7.4 ARBITRATION. In the event any dispute or controversy arising out of this Agreement cannot be settled by Employer and Employee, such controversy or dispute, at the election of either Employer or Employee, by written notice to the other, may be submitted to arbitration in Orlando, Florida and for this purpose Employer and Employee each hereby expressly consent to such arbitration and such place. In the event Employer and Employee cannot, within 15 days following the election to submit the dispute or controversy to arbitration, mutually agree upon an arbitrator to settle their dispute or controversy, then Employer and Employee shall each select one arbitrator and the two arbitrators shall select a third arbitrator. The decision of the majority of said arbitrators shall be binding upon Employer and Employee for all purposes, and judgment to enforce any such binding decision may be entered in the Superior Court, Orlando County, Florida (and for this purpose Employer and Employee hereby irrevocably consent to the jurisdiction of said court). If either Employer or Employee fails to select an arbitrator within fifteen (15) days after written demand from the other party to do so, then the Chief Judge in the United States District Court of the District of Florida shall select such other arbitrator. At the election of either Employer or Employee, all arbitrators shall be selected pursuant to the then existing rules and regulations of the American Arbitration Association governing commercial transactions. At the request of either Employer or Employee, arbitration proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony and records shall be available for inspection only for purposes of the arbitration and only by either party and their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy.
In all other respects, the arbitrators shall conduct all proceedings pursuant to the Uniform Arbitration Act as adopted by the State of Florida and the then existing rules and regulations of the American Arbitration Association governing commercial transactions. The costs of the arbitration and the arbitrators shall be borne by the non-prevailing party, as determined by the arbitrators, and each party shall bear their own attorneys' fees.



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          7.5  PROHIBITION AGAINST ASSIGNMENT.  This Agreement is personal to
Employee and Employee shall not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of Employer.

          7.6 GOVERNING LAW. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise by the laws of the State of Florida. The section headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

          7.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

          7.8  AFL LEAGUE.  In accordance with the provisions of Section 5C of
Article VI of the Arena Football League, Inc. Bylaws, Employee agrees to be bound by the Arena Football League, Inc. Bylaws, Operations Manual, Rule Book and/or by any other rules and regulations of the Arena Football League, Inc. as they exist and/or as they may be amended, modified or otherwise changed from time-to-time.

     IN WITNESS WHEREOF, the parties have executed this document to be effective the date first above written.

EMPLOYEE:                          EMPLOYER:

                                   THE ORLANDO PREDATORS ENTERTAINMENT, INC., a Florida corporation



                                   By:
------------------------------          ---------------------------------------
JACK YOUNGBLOOD                         William Meris, Vice President



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                                   Exhibit "A"

                                  Compensation


1.   Base Salary During Initial Term:

     a.   From July 1, 1997 through December 31, 1997:     $60,000.00 per annum.

     b.   From January 1, 1998 through December 31, 1998:  $65,000.00 per annum.

     c.   From January 1, 1999 through December 31, 1999:  $70,000.00 per annum.

     d.   From January 1, 2000 through December 31, 2000:  $75,000.00 per annum.

2.   Base Salary During Extension Term, if any:

     a.   From January 1, 2001 through December 31, 2001:  $80,000.00 per annum.

3.   Commissions:

     a.   Calculation:

          (i) Ten percent (10%) of the Sponsorship Income received by Employer (or its predecessor) during the period commencing on September 1, 1996 and ending on August 31, 1997 (the "First Commission").

          (ii) Seven percent (7%) of the Sponsorship Income received by Employer during the period commencing on September 1, 1997 and ending on August 31, 1998 (the "Second Commission").

          (ii) Seven percent (7%) of the Sponsorship Income received by Employer during the period commencing on September 1, 1998 and ending on August 31, 1999 (the "Third Commission").

          (ii) Seven percent (7%) of the Sponsorship Income received by Employer during the period commencing on September 1, 1999 and ending on August 31, 2000 (the "Fourth Commission").

          (ii) If there is an Extension Term, seven percent (7%) of the Sponsorship Income received by Employer during the period commencing on September 1, 2000 and ending on August 31, 2001 (the "Fifth Commission").

For purposes of this Agreement, "Sponsorship Income" means the gross revenues generated in cash or by trade-out for an expense which would otherwise constitute a budget item on Employer's income statement from sponsors of the team.


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     b.   Payment:

          (i) The First Commission shall be payable in 26 equal installments commencing on the first pay period during the calendar year 1998.

          (ii) The Second Commission shall be payable in 26 equal installments commencing on the first pay period during the calendar year 1999.

          (iii) The Third Commission shall be payable in 26 equal installments commencing on the first pay period during the calendar year 2000.

          (iv) The Fourth Commission shall be payable in 26 equal installments commencing on the first pay period during the calendar year 2001.

          (iii) The Fifth Commission shall be payable in 26 equal installments commencing on the first pay period during the calendar year 2002.





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